Exhibit 99.2

WRITTEN CONSENT

IN LIEU OF A

MEETING OF STOCKHOLDERS

OF

AEVA, INC.

[    ●    ], 2021

The undersigned (the “Stockholder”), being the holder of one or more shares of common stock (the “Company Common Stock”) and/or preferred stock, including Series Seed Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock (such preferred stock, collectively, the “Company Preferred Stock”) of Aeva, Inc., a Delaware corporation (the “Company”), acting pursuant to Section 228(a) of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby irrevocably consent to the adoption of, and does hereby adopt, the following resolutions in lieu of a meeting with respect to all of such shares held by the Stockholder:

BUSINESS COMBINATION AGREEMENT

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of November 2, 2020, by and among the Company, InterPrivate Acquisition Corp., a Delaware corporation (“Acquiror”) and WLLY Merger Sub Corp., a Delaware corporation (“Merger Sub”), a copy of which has been filed with the Securities Exchange Commission and is deemed to be incorporated herein by reference (the “Business Combination Agreement”) (capitalized terms used herein without definition shall have the respective meaning ascribed to them in the Business Combination Agreement);

WHEREAS, upon the terms and subject to the conditions set forth in the Business Combination Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger;

WHEREAS, prior to the execution of the Business Combination, the Board of Directors of the Company (the “Board”) unanimously (i) authorized, adopted and declared advisable the Business Combination Agreement, (ii) declared the form, terms and provisions of the Business Combination Agreement and the transactions contemplated thereby, including the Merger, advisable and in the best interests of the Company and its stockholders, (iii) approved the Business Combination Agreement and the execution, delivery and performance thereof and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Business Combination Agreement, and (iv) subject to Section 7.03 of the Business Combination Agreement, authorized the officers of the Company to submit the Business Combination Agreement to the Company’s stockholders for purposes of obtaining the approval thereof and to take all action deemed necessary or appropriate to solicit the consent of the stockholders of the Company with respect thereto, including obtaining the approval of the conversion of each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time into one share of Company Common Stock (the “Conversion”) in accordance with the terms of Article IV, Section B.4 of the Amended and Restated Certificate of Incorporation of the Company, dated as of August 22, 2019 (the “Certificate of Incorporation”) by the holders of the shares of Company Preferred Stock;

WHEREAS, the written consent or affirmative vote in favor of the approval and adoption of the Business Combination Agreement by (i) the holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock voting together on an as converted basis, is required pursuant to Section 251 of the DGCL, (ii) the holders of two-thirds (2/3) of the outstanding shares of Company Preferred Stock, voting as a separate class, is required pursuant to Article IV, Section B.6(a) of the Certificate of Incorporation and (iii) the holders of a majority of the voting power of the outstanding shares of the Company Common Stock, voting as a separate class, is required to consummate the Transactions contemplated by the Business Combination Agreement and the Transaction Documents; and

WHEREAS, the written consent or affirmative vote in favor of the Conversion by the holders of two-thirds (2/3) of the outstanding shares of Company Preferred Stock, voting together as a single class, is required to effect the Conversion.

       NOW, THEREFORE, BE IT RESOLVED, that the Business Combination Agreement and the transactions contemplated thereby, including the Merger, are hereby adopted and approved in all respects, and the undersigned Stockholder hereby votes all of its shares of Company Common Stock and Company Preferred Stock, as applicable, in favor of the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby, including the Merger;

FURTHER, RESOLVED, that the Conversion is hereby adopted and approved in all respects, and the undersigned Stockholder hereby votes all of its shares of Company Preferred Stock (if any) in favor of the approval of the Conversion;

FURTHER, RESOLVED, that Secretary of the Company is hereby directed to file a signed copy of this written consent in the minute book of the Company; and

FURTHER RESOLVED, that, to the fullest extent permitted by applicable law, the undersigned Stockholder hereby waives any and all irregularities of notice, with respect to the time and place of meeting, and consents to the transaction of all business represented by this written consent.

[Remainder of page intentionally left blank.
Signature page follows.]

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IN WITNESS WHEREOF, the undersigned Stockholder signed this written consent as of the date provided below.

IF AN INDIVIDUAL:	IF AN ENTITY:

By:
(duly authorized signature)	(please print or type complete name of entity)

Name:	By:
(please print or type full name)	(duly authorized signature)

Name:
(please print or type full name)

Title:
(please print or type full title)

Date: , 2021	Date: , 2021

[Signature Page to Written Consent of the Stockholders of Aeva, Inc.]

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